Warsaw, IN . . . September 25, 2000 . . . (NASDAQ: BMET)

BIOMET ANNOUNCES ACQUISITION OF BIOLECTRON

Biomet, Inc. announced today that its EBI subsidiary has entered into a definitive agreement to acquire Biolectron, Inc. for $90 million in cash. The transaction is expected to close by the end of business today. Founded in 1977, Biolectron is a private company with annualized sales of approximately $45 million and recorded $26 million in sales during calendar year 1999. Biolectron's products principally address the spinal fusion, fracture healing and arthroscopy market segments. Dane A. Miller, Ph.D., President and Chief Executive Officer of Biomet said, "We are excited about the acquisition of Biolectron. Biolectron competes effectively in high-growth market segments where Biomet has an interest in expanding its product portfolio. We believe that this acquisition will be accretive to Biomet's earnings during fiscal year 2001 and beyond."

Biolectron's non-invasive spinal stimulator, SpinalPak, was approved through a PMA supplement in September 1999 as an adjunct to spinal fusion surgery for one or two levels. SpinalPak's superior clinical success rates further complement EBI's implantable spinal fusion stimulation product, the SpF system, which has the highest spinal fusion success rates in the industry. Biomet's EBI subsidiary will now be able to offer its customers spinal fusion stimulation technology for
use in either inpatient or outpatient settings.    Biolectron's OrthoPak, which
was approved by the FDA in 1986, is a small and lightweight bone growth stimulation product approved for use in connection with treating non-union fractures. Combining Biolectron's sales force with EBI's will enable EBI's expanded sales team to provide greater services and product offerings to its customers. Biolectron also manufactures and markets CurvTek, a proprietary instrument for use in the re-attachment of soft tissue to bone, which will be merged into Arthrotek, Biomet's arthroscopy subsidiary. Biolectron's CurvTek product received clearance from the FDA in October 1997 and will augment Arthrotek's arthroscopic product portfolio.

Biomet will account for this acquisition as a purchase and will record approximately $83 million of intangibles, which includes all acquisition expenditures and closing costs. Management has not completed its final analysis of the allocation of the purchase price, but anticipates that the average life expectancy of these intangibles will be approximately 18 years.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, spinal implants, bone cements, bone substitute materials, craniomaxillofacial implants and dental reconstructive implants and associated instrumentation. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For Further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (219) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (219) 372-1514.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.